                                                                  REDACTED
                                                                  EXHIBIT 10.309



                            **CONFIDENTIAL TREATMENT
                                   REQUESTED**










                                 BLOOD SCREENING
                         HCV/HIV PROBE LICENSE AGREEMENT

                                     BETWEEN

                               CHIRON CORPORATION



                            F. HOFFMANN-LA ROCHE LTD.

                                       AND

                          ROCHE MOLECULAR SYSTEMS, INC.

                                 BLOOD SCREENING
                         HCV/HIV PROBE LICENSE AGREEMENT

                                TABLE OF CONTENTS



                                                                          PAGE
RECITALS                                                                    3

ARTICLE 1: DEFINITIONS                                                      4

ARTICLE 2: LICENSE GRANTS                                                   9

ARTICLE 3: PAYMENTS, ROYALTIES                                             10

ARTICLE 4: RECORDS AND REPORTS                                             10

ARTICLE 5: OTHER ACTIONS                                                   12

ARTICLE 6: REPRESENTATIONS AND WARRANTIES                                  13

ARTICLE 7: TERM AND TERMINATION                                            15

ARTICLE 8: CONFIDENTIALITY                                                 18

ARTICLE 9: INDEMNITY                                                       19

ARTICLE 10: ALTERNATIVE DISPUTE RESOLUTION                                 20

ARTICLE 11: MISCELLANEOUS                                                  21

ARTICLE 12: FIELD RESTRICTIONS AND OTHER COVENANTS                         23

ARTICLE  13: EUROPEAN COMMUNITY PROVISIONS                                 25

EXHIBIT A: COMPENSATION TO CHIRON

EXHIBIT B: CHIRON PATENT LIST

EXHIBIT C: FORM OF REPORT

EXHIBIT D: CHIRON LICENSED PRODUCTS & UNIT SIZES

EXHIBIT E: SCHEDULES OF COUNTRIES

                                 BLOOD SCREENING
                   HCV/HIV PROBE LICENSE AND OPTION AGREEMENT

This agreement (hereinafter "Agreement") is made by and between CHIRON CORPORATION, a Delaware corporation, of 4560 Horton Street, Emeryville, California 94608 (hereinafter referred to as "CHIRON"), F. HOFFMANN-LA ROCHE LTD., a Swiss corporation, of Grenzacherstrasse 124, Basel, Switzerland (hereinafter referred to as "ROCHE PARENT"), and ROCHE MOLECULAR SYSTEMS, INC., a Delaware corporation, of 1145 Atlantic Avenue, Suite 100, Alameda, California 94501 (hereinafter referred to as "RMS" and collectively with ROCHE PARENT, "ROCHE").


                                   BACKGROUND

WHEREAS, CHIRON currently owns or controls certain patent rights relating to the Hepatitis C virus ("HCV"), as defined below, and the human immunodeficiency virus ("HIV"), as defined below.

WHEREAS, CHIRON and ROCHE have as of the date hereof entered into that certain Settlement Agreement (the "Settlement Agreement") pertaining to the settlement of the certain litigation matters described therein.

WHEREAS, in consideration of and subject to the execution and delivery of the Settlement Agreement, CHIRON is willing to grant licenses to ROCHE under certain patent rights relating to HCV and HIV for use in assays for the detection of nucleic acid sequences for use in Blood Screening, as defined below, all on the terms and conditions set forth herein.

WHEREAS, CHIRON and ROCHE understand and acknowledge the importance of nucleic acid detection testing in Blood Screening as a crucial step towards ensuring the safety of the world's supply of blood, plasma and blood components.

WHEREAS, to avoid a delay in the settlement of the litigation matters described in the Settlement Agreement, the parties have agreed to the interim licensing terms set forth herein that will afford both parties a reasonable opportunity to consider, propose and negotiate a long term, broad collaboration in Blood Screening.

WHEREAS, ROCHE has agreed that if the parties are unable to reach agreement on a long term, broad collaboration in Blood Screening that they will engage in an orderly transition of Roche's Existing Customers, as defined below, to CHIRON or a third party.

WHEREAS, to minimize the impact of such a transition, ROCHE has agreed to limit the scope of this interim license to its Existing Customers.

NOW, THEREFORE, in consideration of the above provisions and the mutual covenants contained herein, CHIRON and ROCHE hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

In this Agreement the following words and phrases shall have the following meanings:

     1.1 "ADR" means Alternative Dispute Resolution in accordance with Article
10.

     1.2 "Affiliate" means an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified entity. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any entity, means: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities or by contract or otherwise; or (b) the ownership of at least fifty percent (50%) of the voting securities of that entity. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of CHIRON, Novartis AG or any Affiliate of Novartis AG, unless Novartis shall have acquired direct control of a majority of the Board of Directors of CHIRON. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of ROCHE, Genentech Inc. or any Affiliate of Genentech Inc., nor Laboratory Corporation of America Holdings or any Affiliate of Laboratory Corporation of America Holdings.

     1.3 "Authorized Distributor" means a BONA FIDE, unaffiliated distributor, but excluding any entity which is a Major IVD Manufacturer (as defined below) that is not licensed in the Field (as defined below) under one or more of the CHIRON Licensed Patents (as defined below) or is affiliated with, or directly or indirectly controlled by, such a Major IVD Manufacturer, except to the extent that such unlicensed Major IVD Manufacturer or its Affiliates distributes CHIRON Licensed Product for ROCHE or its Affiliates on a local country basis and in the same manner in which it distributes other diagnostic products for ROCHE or its Affiliates and ROCHE and its Affiliates are not otherwise selling CHIRON Licensed Products in such country.

     1.4 "Blood Screening" means the use of products that detect nucleic acid sequences(s) for: (a) the screening of blood, plasma or blood components intended for transfusion; or (b) confirmatory or supplemental testing of the same samples otherwise screened for purposes described in Section 1.4(a).

     1.5 "Calendar Quarter" means the three (3) month period beginning January 1, April 1, July 1 or October 1. For Units Shipped outside the United States, the Calendar Quarter and Calendar Year (as defined below) shall be consistent with ROCHE financial reporting practices.

     1.6 "Calendar Year" means January 1 through December 31.

     1.7 "CHIRON Future Sequence Patent Rights" means any and all Valid Claims Directed to HCV or Directed to HIV of United States and foreign patents and patent applications: (a) which are based upon inventions conceived or rights acquired after the Effective Date (as defined below); (b) which claim HCV or HIV nucleic acid sequence(s) or a method to use (other than in the manufacture of peptides) or detect such sequences specifically; (c) which are owned by, licensed to or otherwise controlled by CHIRON or its Affiliates, with rights to license or sublicense; and (d) with respect to which CHIRON has the right to grant the option provided for in Section 2.3 of this Agreement. For purposes of this Agreement, an invention will be deemed to have been conceived if there is a patent, patent application, written invention disclosure statement or other tangible document (whether or not witnessed) describing such invention.

     1.8 "CHIRON Licensed Patents" means Valid Claims Directed to HCV and/or Directed to HIV which cover the manufacture, use, sale, offer for sale or importation of a Product that are contained within any of the following: (a) the patents and applications identified in Exhibit B and any continuation, continuation-in-part and divisional applications therefrom; (b) any reissued or reexamined patents obtained from such patents and applications; (c) all foreign counterparts of such patents and applications; and (d) all future patents and applications which are based on inventions conceived by CHIRON or its Affiliates on or before the Effective Date.

     1.9 "CHIRON Licensed Products" means Products which are manufactured, used, offered for sale, imported or sold under circumstances which would, in the absence of the license granted under Section 2.1 constitute an infringement of a Valid Claim of the CHIRON Licensed Patents, as set forth on Exhibit D.

     1.10 "Directed to HCV" means that the claim or technology in question is directed to methods, compositions, reagents or kits specifically for use in nucleic acid-based diagnostic assays for the detection of HCV nucleic acid sequence(s), or specifically for use in the manufacture of any compositions or reagents for use in, or manufacture of nucleic acid-based diagnostic assays for detection of HCV nucleic acid sequence(s) excluding, for example, PCR claims and technology and other methods for detection of nucleic acid sequence(s) generally which involve nucleic acid amplification. The terminology "specifically for use" as used in this Section 1.10, is intended to exclude inventions suitable for use with viruses or analytes other than HCV (including by way of example and not by way of limitation, inventions relating to PCR, or assay formats, improved expression systems, detectable labels, instrumentation, packaging and the like), which shall not be considered "specifically for use" in HCV detection as contemplated by this Section 1.10 and shall therefore not be considered as "Directed to HCV" hereunder.

     1.11 "Directed to HIV" means that the claim or technology in question is directed to methods, compositions, reagents or kits specifically for use in nucleic acid-based diagnostic assays for the detection of HIV nucleic acid sequence(s), or specifically for use in the manufacture of any compositions or reagents for use in, or manufacture of nucleic acid-based diagnostic assays for detection of HIV nucleic acid sequence(s) excluding, for example, PCR claims and technology and other methods for detection of nucleic acid sequence(s) generally which involve nucleic acid amplification. The terminology "specifically for use" as used in this Section 1.11, is intended to exclude inventions suitable for use with viruses or analytes other than HIV (including by way of example and not by way of limitation, inventions relating to PCR, or assay formats, improved expression systems, detectable labels, instrumentation, packaging and the like), which shall not be considered "specifically for use" in HIV detection as contemplated by this Section 1.11 and shall therefore not be considered as "Directed to HIV" hereunder.

     1.12 "Earned Royalty" shall have the meaning specified in Paragraph 1 of Exhibit A.

     1.13 "Effective Date" means September 1, 2000.

     1.14 "End User" means a person or entity who is a final purchaser of a Product, and whose use of a Product results in the Product's consumption, operation, destruction or loss of activity.

     1.15 "Existing Agreements" means those written agreements for the use or sale of CHIRON Licensed Products in Blood Screening, executed by ROCHE or an Affiliate and an End User prior to September 1, 2000 and not materially amended or extended after that date other than with respect to the price of the CHIRON Licensed Product. For the avoidance of doubt, any agreement modified, renewed, extended or otherwise altered so as to extend the term of the agreement beyond the term in effect as of September 1, 2000 or materially increase the volume tested beyond the volume agreed to by the parties, if any, in effect as of September 1, 2000, shall be deemed to be newly executed as of the date of such execution, modification, renewal, extension or alteration and shall, for the purposes of this Agreement, be deemed to be an Existing Offer, as defined below. Within thirty (30) days after the Effective Date, ROCHE shall use commercially reasonable efforts to provide (but in any event no later than December 31, 2000 shall provide) a schedule of such Existing Agreements containing information sufficient to confirm the validity its contents and the calculation of Earned Royalties in an examination permitted under Section 4.5 to a mutually acceptable independent certified public accountant. Such schedule shall contain such additional information as is reasonably requested by CHIRON, including without limitation, a summary of the term length and termination rights of each of the Existing Agreements.

     1.16 "Existing Customers" means End Users that are (a) original parties to Existing Agreements or (b) initial recipients of Existing Offers that enter into a written contract containing the terms of the Existing Offer without substantial changes.

     1.17 "Existing Offers" means, with respect to the use or sale of CHIRON Licensed Products, either (a) those binding bids or tenders made in writing on or prior to September 1, 2000 and verified by a mutually acceptable independent certified public accountant, at the length of term and anticipated testing volumes, if any, set forth in such bids or tenders; provided, however, that "Existing Offers" does not include any such bid or tender that, as of the Effective Date, may be withdrawn by ROCHE without material financial penalty or
(b) bids, tenders or other proposals made at any time to an End User located in a country listed in Schedule 1 of Exhibit E; provided, however, that the parties agree that there are not, as of the Effective Date, and shall not be, thereafter, any Existing Offers to End Users located in a country listed in
Schedule 2.

     1.18 "Field" means the commercial use of human IN VITRO diagnostic products that detect nucleic acid sequences of HCV and/or HIV. Expressly excluded from the Field are: (a) products in Blood Screening; and (b) products specifically labeled or promoted for use in the Transplantation Field (as defined below).

     1.19 "HCV" means any viral isolate of the hepatitis C virus described in the CHIRON Licensed Patents or classified as HCV by the International Committee on the Taxonomy of Viruses (or any body that replaces such Committee) or any subtype of such isolate and further includes any isolate that is at least forty percent (40%) homologous to any such isolate and of the same genomic type and substantially the same genomic organization, any isolate that has a genome that either hybridizes to or is substantially identical to any such isolate or its compliment, and any defective or modified form of any of the above isolates.

     1.20 "HIV" means any viral isolate of the human immunodeficiency virus classified as HIV by the International Committee on the Taxonomy of Viruses (or any body that replaces such Committee) or any subtype of such isolate and further includes any isolate that is at least forty percent (40%) homologous to any such isolate and of the same genomic type and substantially the same genomic organization, any isolate that has a genome that either hybridizes to or is substantially identical to any such isolate or its compliment, and any defective or modified form of any of the above isolates.

     1.21 "HIV Agreement" means the HIV Probe License Agreement by and between CHIRON and ROCHE dated as of the Effective Date, as amended from time to time.

     1.22 "Major IVD Manufacturer" means a commercial entity (and its Affiliates) that manufactures, sells and engages in other commercial activities with respect to IN VITRO diagnostic products, and has a significant marketing presence in one or more countries. Major IVD Manufacturers include Abbott, Bayer, Johnson & Johnson, Pasteur, Sanofi, Dade Behring, Organon Teknika, Becton Dickinson, bioMerieux, BioRad, Fujirebio and Beckman Coulter and each of their successors and assigns and any other entity which commands in the future at least an equivalent presence as measured by total product sales as do any of the foregoing entities as of the Effective Date in such country.

     1.23 "Product(s)" means reagents, compositions or kits suitable for use in Blood Screening.

     1.24 "Territory" shall mean those jurisdictions in which Existing Customers are located.

     1.25 "Shipped" means when the CHIRON Licensed Product is consumed, invoiced or shipped by ROCHE or its Affiliates to a non-Affiliate third party, provided that where an invoice is issued, the obligations to pay Earned Royalties hereunder shall arise on the invoice date. Sales to or between Affiliates shall not be included in the calculation of Earned Royalties until ROCHE or its Affiliate consumes the CHIRON Licensed Product in providing a commercial service for a non-Affiliate third party or Ships the CHIRON Licensed Product to a non-Affiliate third party.

     1.26 "Transplantation Field" means the commercial use of products that detect nucleic acid sequences for the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including autologous donors, other than the transfusion or transplantation of blood or its derivatives, components or replacements.

     1.27 "Unit" means, for each CHIRON Licensed Product Shipped, the number of individual donations of blood or plasma received that are tested by Existing Customers through the use of such CHIRON Licensed Product. The number of donor results that each CHIRON Licensed Product generates shall be collected from Existing Customers by ROCHE in such detail and accuracy so as to enable a determination of the amounts payable by ROCHE to CHIRON hereunder. Notwithstanding the foregoing, Units Shipped shall not include those

CHIRON Licensed Products Shipped to third parties at no charge for (A) testing, quality control or evaluation purposes or (B) replacement of defective goods.

     1.28 "Valid Claim" means a claim in any issued, active, unexpired patent which has not been withdrawn, cancelled, lapsed or disclaimed, or held unpatentable, invalid or permanently unenforceable by a non-appealed or nonappealable final decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction in a non-appealable or non-appealed final decision.

                                    ARTICLE 2
                                 LICENSE GRANTS

     2.1 CHIRON GRANTS. Subject to the terms and conditions of this Agreement, CHIRON hereby grants to ROCHE and its Affiliates, so long as they remain Affiliates of ROCHE, a nonexclusive license in the Territory, without the right to sublicense, under the CHIRON Licensed Patents to make, import, use, offer for sale and sell CHIRON Licensed Products for use in Blood Screening solely for sale to or use by or on behalf of Existing Customers under the Existing Agreements and Existing Offers. CHIRON covenants not to sue any End User of a CHIRON Licensed Product (with respect to which ROCHE has performed all of its material obligations under this Agreement) to the extent of activities in Blood Screening or otherwise permitted under this Agreement. Conversely, no immunity from suit shall apply to End User activities outside of Blood Screening. CHIRON retains the right to conduct research in any field, including to develop Products, and retains all rights outside of Blood Screening, and the nonexclusive right to practice and to grant licenses under the CHIRON Licensed Patents to make, have made, use, import, offer for sale and sell any products in Blood Screening.

     2.2 EXCLUSION FROM CHIRON LICENSE. ROCHE acknowledges that neither ROCHE nor its Affiliates are licensed under this Agreement to perform research or to develop any product other than a CHIRON Licensed Product.

     2.3 CHIRON FUTURE SEQUENCE PATENT RIGHTS. CHIRON grants to ROCHE a non-exclusive option to obtain one or more non-exclusive, worldwide licenses, or sublicenses, as the case may be, with a right to sublicense to ROCHE Affiliates only, under the CHIRON Future Sequence Patent Rights, to make, have made, use, import, offer for sale and sell CHIRON Licensed Products in Blood Screening solely for sale to or use by or on behalf of Existing Customers under the Existing Agreements and Existing Offers, but of no longer term or greater scope than the term and scope of this Agreement. Such license or sublicense shall be on commercially reasonable terms to be mutually determined through good faith negotiation and resolved, if necessary, through the ADR process in accordance with Article 10 of this Agreement to determine the terms that are commercially reasonable.

                                    ARTICLE 3
                               PAYMENTS, ROYALTIES

     With respect both to CHIRON Licensed Products sold or Shipped, ROCHE shall make payments to CHIRON as set forth in Exhibit A.

                                    ARTICLE 4
                               RECORDS AND REPORTS

     4.1 SALES REPORT. ROCHE shall, within sixty (60) days after the last day of each Calendar Quarter after the Effective Date, deliver to CHIRON a true and accurate report for the prior Calendar Quarter, substantially in the from attached as Exhibit C to this Agreement, which shall state the amount of monies due hereunder, if any, as Earned Royalties, and shall include all information reasonably necessary to calculate such amount, including, but not limited to, the following information, presented by country and by Product Category (as defined in paragraph 1 of Exhibit A):

     (a) the number of Units Shipped and the applicable Earned Royalty amount or amounts, and adjustments to Units Shipped (returns, replacements, etc.); and

     (b) a statement of the basis for any deviation from the Earned Royalty amounts as expressed in paragraph 1 of Exhibit A.

     4.2 PAYMENT DATES. Not later than the date each report required under
Section 4.1 is due, ROCHE shall pay to CHIRON the royalty due under this Agreement for the period covered by such report. If no royalties are due, ROCHE shall so report, stating the reasons why no such royalty is due.

     4.3 PAYMENT PROCEDURES. ROCHE shall pay royalties and all other payments due hereunder to CHIRON in immediately available funds on the due date by wire transfer to:

      Bank of America- San Francisco
      San Francisco, California
      Account Name: Chiron Corporation
      Account Number: 14725-00611
      ABA #: 121000358
      Reference: ROCHE Blood Screening HCV/HIV Probe License Agreement

or at such place and in such other manner as CHIRON may designate in a notice signed by CHIRON's Treasurer or Controller to ROCHE.

     4.4 TAXES ON ROYALTIES. ROCHE shall deduct from amounts payable hereunder all taxes assessed or imposed against, or required to be withheld from, royalty payments due and shall pay such amount to the appropriate fiscal or tax authorities on behalf of CHIRON. ROCHE shall forward promptly to CHIRON all tax receipts received by ROCHE evidencing payment of such taxes.

     4.5 AUDIT. ROCHE shall keep reasonably detailed and accurate records and books of account to enable a determination of the amounts payable by ROCHE and its Affiliates to CHIRON hereunder. Upon thirty (30) days written notice by CHIRON, and not more frequently than once during the initial term of this Agreement and not more than once per Calendar Year, if this Agreement is extended, CHIRON may have such records and books of account examined during reasonable business hours by a mutually acceptable independent certified public accountant selected by CHIRON and at CHIRON's expense, whose acceptance shall not unreasonably be withheld by ROCHE, for the purpose of verifying the amounts due hereunder; provided that such independent accountant agrees to provide CHIRON only the information necessary to verify the calculation of amounts due hereunder. A copy of any final written report provided by the independent accountant to CHIRON shall be given concurrently to ROCHE. Such examination shall not be permitted unless it is requested within three (3) years following the end of the Calendar Year to which the books and records pertain. Where such examination results in a finding that ROCHE underpaid CHIRON by more than one million dollars ($1,000,000) over the period audited, ROCHE shall reimburse CHIRON for its reasonable costs and expenses in conducting such examination. ROCHE and CHIRON shall promptly rectify any overpayments or underpayments by repaying such amounts together with interest thereon at an annual rate equal to the lesser of: (a) two percent (2%) above the 90 Day United States Dollar LIBOR rate as published in the Wall Street Journal, or (b) the maximum rates permitted by applicable law, from the time such payment was originally due to the time it is paid.

     4.6 CONFIDENTIALITY OF AUDIT. CHIRON agrees that all audited information shall be confidential to ROCHE and its Affiliates, and that any person or entity conducting an audit on behalf of CHIRON pursuant to Section 4.5 shall be required to protect the confidentiality of such information.

     4.7 PAYMENT IN UNITED STATES CURRENCY. All payments shall be made in United States Dollars and shall be made on the dates set forth herein.

     4.8 LATE PAYMENT FEE. Any payment, including, without limitation, royalty payments, made by ROCHE hereunder after the date such payment is due, as set forth in this Article 4 hereof, shall bear interest at the lesser of: (a) two percent (2%) above the 90 Day United States Dollar LIBOR rate as published in the Wall Street Journal as of the date such payment was due; or (b) the maximum rate permitted by applicable law.

                                    ARTICLE 5
                                  OTHER ACTIONS

     5.1 PATENT VALIDITY; ENFORCEABILITY. Immediately upon the Effective Date, or as soon as possible thereafter, ROCHE shall discontinue any opposition, challenge, compulsory licensing application or the like with respect to the CHIRON Licensed Patents, except as permitted under the HIV Agreement.

     5.2 FURTHER NEGOTIATION. The parties agree to continue good faith negotiations, on a non-exclusive basis, promptly following the Effective Date to determine whether, and if so under what terms and provisions, a license by CHIRON to ROCHE in Blood Screening may be extended beyond the terms provided herein. If such good faith negotiations fail to produce an agreement on such terms and provisions prior to December 31, 2000, the parties agree to engage the services of a third-party mediator mutually agreeable to the parties, the costs and expenses of which shall be borne equally. The parties agree to continue such negotiations in the manner recommended by the mediator; provided, however, that neither party shall be obligated to continue any negotiations under this Section
5.2 beyond February 28, 2001.

     5.3 TRANSITION PLAN. If the parties fail to reach agreement on the terms and provisions of an expanded license, Roche agrees to use reasonable commercial diligence promptly and in good faith to carry out a reasonable transition plan developed as provided below in this Section 5.3 (the "Transition Plan"). The Transition Plan is intended to permit and require Roche to discontinue the sale of Chiron Licensed Products to Existing Customers and to assure an efficient transition of services of Existing Customers for such products to Chiron or its designee, all while avoiding confusion and disruption of the market place and any hazard to the safety of the blood supply. The parties agree to work together in good faith to develop and implement a transition plan so as to ensure the uninterrupted nucleic acid detection testing for HCV and HIV, as the case may be, of blood, plasma and blood components by Existing Customers. To that end, within thirty (30) days of the termination of the negotiations provided for under Section 5.2 but in any event no later than March 31, 2001, ROCHE shall prepare and deliver to CHIRON a schedule setting forth for each Existing Customer the approximate volume tested, the number and location of testing sites and, subject to Section 7.1, the anticipated expiration of the applicable Existing Agreement or Existing Offer and such other information as Chiron may reasonably request. Promptly following receipt of this schedule, CHIRON will propose a formal transition plan to ROCHE and the parties will meet and confer in good faith to develop a detailed and mutually agreed transition plan, which plan may include reasonable reimbursement to ROCHE of its out-of-pocket expenses associated with its implementation, not to exceed $1 million. To the extent that the parties are unable to agree on a transition plan by June 15, 2001, Chiron may determine the Transition Plan, provided that it acts reasonably and in good faith and provided further that no Transition Plan not agreed to by Roche may impose upon Roche an obligation to breach any Existing Agreements, any agreements arising from Existing Offers in Japan or any agreement that expires on or before December 31, 2001 and arises from an Existing Offer to the extent permitted by and consistent with this Agreement. ROCHE covenants and agrees to not default on any of its obligations to provide CHIRON Licensed Products to Existing Customers under Existing Agreements, any agreements arising from Existing Offers in Japan or agreements arising from Existing Offers during the development and implementation of a Transition Plan. Further, consistent with the Transition Plan, ROCHE shall use reasonable commercial efforts to achieve the earliest practical termination of Existing Agreements the terms of which extend beyond October 31, 2001, including permitting CHIRON at its request to negotiate with the Existing Customers under such agreements to obtain, and, if CHIRON so elects, for CHIRON to purchase and pay for, such early termination, provided that CHIRON can meet the requirements of such customer for Products on a volume and virus-detection basis to replace the CHIRON Licensed Products provided by ROCHE under each such agreement with substantially similar Products (the "Replacement Products") as permitted under applicable law. At CHIRON's request, ROCHE will voluntarily terminate its IND with respect to HCV in the United States and corresponding regulatory application in other jurisdictions, if necessary to permit such early termination of such agreements, to the extent that ROCHE lawfully and contractually may do so, and provided that CHIRON has received any necessary regulatory approvals in the United States to provide Replacement Product to all affected Existing Customers, whether by amending CHIRON's IND to include the affected ROCHE clinical sites or under an approved BLA or otherwise, and corresponding approvals in other jurisdictions. If regulatory approval or permission from a customer is required for such termination of ROCHE's IND or any expansion of CHIRON's IND, the parties will cooperate and seek such approval or permission within thirty (30) days following completion of negotiations but in no event later than May 1, 2001 and use their respective reasonable commercial efforts to obtain any such approval or permission at the earliest practical time.

     5.4 COMPULSORY LICENSING. ROCHE covenants and agrees on behalf of itself and its Affiliates to not seek, nor support any third party in seeking, compulsory licensing of the CHIRON Licensed Patents in any jurisdiction. As used in this Section, "support" shall have the same meanings as in Section 7.2(b).

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

     6.1 CORPORATE AUTHORITY. Each party represents and warrants to the other party that it has the necessary corporate authority to enter into this Agreement.

     6.2 RIGHT TO GRANT. CHIRON represents and warrants that it has the right to grant the license granted in Article 2 hereof and that it is the sole owner of the CHIRON Licensed Patents, subject to licenses existing as of the Effective Date.

     6.3 COMPLETE PATENT LIST. CHIRON represents and warrants to ROCHE that, to the best of its knowledge and belief, Exhibit B contains a complete list, as of the Effective Date, of all patents and patent applications owned by, licensed to (with a right to sublicense), or otherwise controlled by CHIRON or its Affiliates containing claims Directed to HCV and/or Directed to HIV in Blood Screening. To the extent that any other patent or patent application owned by, licensed to (with a right to sublicense), or otherwise controlled by CHIRON or its Affiliates and filed on or before the Effective Date contains a claim Directed to HCV and/or Directed to HIV in Blood Screening, such patent or patent application shall be automatically added to the CHIRON Licensed Patents. Upon ROCHE's written request, not more frequently than annually, CHIRON shall provide ROCHE with an updated Exhibit B and a report of the prosecution status of applications within CHIRON Licensed Patents.

     6.4 EXCLUSIONS. Nothing contained in this Agreement shall be construed as:

     (a) A representation or warranty by any party hereto as to the validity of any patent rights which are the subject of this Agreement;

     (b) A representation or warranty that anything made, used, imported, offered for sale, sold or otherwise disposed of under any of the patent rights which are the subject of this Agreement is or will be free from infringement of patents of third parties or of patents of either party that are not Directed to HCV and/or Directed to HIV;

     (c) An obligation to bring or prosecute actions or suits against third parties for infringement of any patent rights which are the subject of this Agreement;

     (d) A grant of any right to bring or prosecute actions or suits against third parties for infringement of any patent rights which are the subject of this Agreement; or

     (e) A grant, by implication, estoppel or otherwise, of any license, option, covenant or right other than those which are expressly stated herein, including without limitation (i) any license under any patent or patent application (or claim thereof) not within the CHIRON Licensed Patents, or
     (ii) any covenant by CHIRON or ROCHE not to sue under any such patent or patent application (or claim thereof).

     6.5 FURTHER ROCHE ASSURANCE. ROCHE acknowledges that the inclusion of ROCHE Affiliates within the license granted pursuant to Section 2.1 is intended to enable ROCHE to utilize the manufacturing and sales capabilities of its Affiliates in connection with the manufacture and sale of CHIRON Licensed Products in a manner substantially similar to the involvement of such Affiliates in the manufacture and sale of ROCHE's products generally. ROCHE shall not, directly or indirectly, take any action having or intended to have the effect of sublicensing ROCHE's rights under any of the CHIRON Licensed Patents, other than to a BONA FIDE Affiliate, including, without limitation, by creating Affiliates specifically in connection with CHIRON Licensed Products, or through other third party arrangements such as joint ventures, collaborations, or distribution arrangements with distributors. ROCHE and its Affiliates are licensed hereunder to sell and distribute CHIRON Licensed Products only under the label, name and trademark rights owned by, licensed to or otherwise controlled by ROCHE or its Affiliates, and only through the sales force of ROCHE or its Affiliates, or through Authorized Distributors. ROCHE and its Affiliates are not licensed to perform OEM manufacturing of CHIRON Licensed Products for a third party other than an Authorized Distributor; to supply CHIRON Licensed Products for resale to any third party other than an Authorized Distributor; to permit any Authorized Distributor or other third party to sell any CHIRON Licensed Products under another third party label, name or trademark or to permit any Authorized Distributor or other third party to sell any CHIRON Licensed Products under the Authorized Distributor's or any third party's own label, name or trademark for use on an instrument bearing the label name or trademark of a party other than ROCHE or its Affiliates; provided, however, that nothing in this Section 6.5 shall be construed to limit the rights of ROCHE or its Affiliates to engage in activities with such third parties, to the extent such third parties have obtained rights under the CHIRON Licensed Patents permitting such activities.

     6.6 LIMITATION OF WARRANTY. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE 7
                              TERM AND TERMINATION

     7.1 TERM. This Agreement shall be in effect from the Effective Date until the last expiration of a current term (measured as of the Effective Date) of an Existing Agreement, unless earlier terminated pursuant to Section 7.2 below; provided, however, that except as otherwise expressly provided in the Transition Plan or as otherwise agreed in writing by the Parties the licenses granted under Sections 2.1 and 2.3 shall expire on the earlier of (a) October 31, 2001, as to Existing Customers under Existing Agreements not containing current terms that extend beyond such date, (b) December 31, 2001, as to Existing Customers under agreements arising from Existing Offers, (c) June 30, 2002, as to Existing Customers not located in Japan under Existing Agreements containing current terms that extend beyond October 31, 2001, and (d) December 31, 2003, as to Existing Customers located in Japan; provided, however, that as to subparagraphs (c) and (d) above, such expiration shall be effective only in such jurisdictions in which CHIRON has received regulatory approval to offer and sell Products and is able to serve the requirements of the Existing Customers.

     7.2 TERMINATION BY CHIRON. CHIRON may terminate this Agreement only upon any of the following grounds:

     (a) ROCHE's or its Affiliate's material breach of this Agreement, including, without limitation, a breach resulting from ROCHE's or its Affiliate's failure to pay any sums due hereunder, where such breach shall not have been remedied within thirty (30) days of the receipt of a written notification from CHIRON identifying the breach and requiring its remedy; whereupon termination under this Section 7.2(a) shall be effective upon the expiration of such thirty (30) day cure period, subject to Section 7.5; or

     (b) ROCHE or its Affiliates challenge to the validity or enforceability of a claim of a patent containing a claim within the CHIRON Licensed Patents, or support a challenge by a third party to the validity or enforceability of any such claim within CHIRON Licensed Patents if such challenge could invalidate or impair the enforceability of a claim that relates to activity that is licensed to ROCHE hereunder or Roche or its Affiliates make application seeking compulsory licensing under a claim within the CHIRON Licensed Patents or support an application by a third party seeking compulsory licensing of such claim within the CHIRON Licensed Patents, (except to the extent any such support of a third party is required by law or compulsory judicial process), then immediately upon receipt of a written notification from CHIRON, subject to Section 7.6, this Agreement shall terminate; provided, however, that in an ADR proceeding brought by ROCHE or CHIRON with respect to infringement of (1) a claim within the CHIRON Licensed Patents by a future CHIRON Licensed Product or (2) a claim within a future patent or application Directed to HCV or Directed to HIV and within CHIRON Licensed Patents by a current or future CHIRON Licensed Product, Roche may present validity evidence as part of its argument for proper claim construction without being deemed to have challenged validity or enforceability within the meaning of this sentence. As utilized in this Section, "support" of a third party challenge or application shall mean any of (i) financial support of a third party, (ii) delivery of information to a third party under an obligation of confidentiality, or (iii) active participation in any proceeding initiated by a third party, were such third party is challenging the validity or enforceability of any such claims within CHIRON Licensed Patents or seeking compulsory licensing of any such claims within the CHIRON Licensed Patents.

     7.3 ENFORCEMENT AFTER TERMINATION. Upon valid termination of this Agreement under Section 7.2, ROCHE and its Affiliates shall have no further rights under CHIRON Licensed Patents and CHIRON shall not be limited to its remedies under this Agreement, to the extent of such termination.

     7.4 ACCRUED RIGHTS. Termination of this Agreement for whatever reason shall not affect any rights which have accrued prior to termination, including without limitation royalty obligations occurring during the Term, calculated in accordance with Article 3 and Exhibit A.

     7.5 ROCHE CHALLENGE TO SECTION 7.2(a) TERMINATION. In the event ROCHE provides written notification to CHIRON prior to expiration of the thirty (30) day notice/cure period referenced in Section 7.2(a) that ROCHE disputes whether the grounds for termination under Section 7.2(a) are present, such dispute shall be submitted to ADR pursuant to Article 10. The thirty (30) day notice/cure period shall be suspended during the pendancy of such ADR, provided that during the pendancy of the ADR, ROCHE shall continue to make any disputed payments to CHIRON, on the condition that CHIRON shall repay ROCHE the amounts of such disputed payments if ROCHE prevails in the ADR, plus interest at the rate described in Section 4.8, and provided further that, if applicable, ROCHE suspends its support of any third party challenge to the validity or enforceability of any claims within the CHIRON Licensed Patents. Notwithstanding anything in this Section 7.5 to the contrary, ROCHE may submit a dispute concerning a method by which amounts payable by ROCHE and its Affiliates to CHIRON hereunder are calculated only one time, and any resolution from the ADR shall bind the parties as to such calculation method thereafter.

     7.6 ROCHE CHALLENGE TO SECTION 7.2(b) TERMINATION. In the event that ROCHE, within thirty (30) days of receiving notice of termination by CHIRON for the grounds set forth in Section 7.2(b) above, provides written notice to CHIRON that ROCHE disputes whether such grounds are present, such dispute shall be submitted to ADR pursuant to Article 10 and termination of this Agreement shall be suspended during the pendancy of the ADR, provided that ROCHE suspends its action, suit or proceeding (other than an ADR proceeding between the parties as permitted by Section 7.2(b) and Article 10) challenging the validity or enforceability, of or an application for a compulsory license under, a claim of a patent within the CHIRON Licensed Patents or its support of such action by a Third Party and continues to perform all of its material obligations hereunder.

     7.7 AUDIT RESULTS NOT GROUNDS FOR TERMINATION. CHIRON's request for an audit under Section 4.5 shall not be treated as a notice of breach under Section 7.2(a). In the event such audit determines there has been an underpayment by ROCHE, such underpayment shall not constitute grounds for termination by CHIRON under Section 7.2(a) unless: (a) ROCHE has failed to rectify such underpayment in accordance with Section 4.8; (b) ROCHE has failed to rectify such underpayment after notification and opportunity to cure under
Section 7.2(a); and (c) any ADR requested by ROCHE, pursuant to Section 7.5, and directed to any dispute concerning such underpayment, results in a determination favorable to CHIRON and Roche has failed to rectify such underpayment. Notwithstanding the foregoing, ROCHE shall continue to make the disputed payments to CHIRON, on the condition that CHIRON shall repay ROCHE the amounts of such disputed payments with respect to which ROCHE prevails in the ADR, plus interest at the rate described in Section 4.8.

     7.8 SURVIVAL. The following provisions of this Agreement shall survive termination or expiration of this Agreement, in accordance with their respective terms: Article 1; Sections 4.5, 4.6, 4.7, 4.8, 5.3, 5.4, 6.6, 7.4 and 7.8;
Articles 8, 9, and 10; Sections 11.3 through 11.6 and 11.9 through 11.14; and
Section 13.1.

                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 OBLIGATION. From time to time during the Term, CHIRON and ROCHE may provide to each other information concerning patents, patent applications, license agreements and other confidential or proprietary information related to this Agreement (the "Information"). Each party receiving the Information (the "Receiving Party") shall during the Term and for a period of three (3) years after termination hereof: (a) maintain the Information in confidence; (b) not disclose the Information to any third party, other than employees, agents or consultants of the Receiving Party, its Affiliates or permitted sublicensees who have a need to know the Information and who are bound by confidentiality obligations to the Receiving Party no less restrictive than those contained herein; and (c) not use the Information for any purpose not directly related to performance hereunder or otherwise authorized under this Agreement.

     8.2 EXCLUSIONS. The obligations of this Article 8 shall not apply to any Information which: (a) is or which becomes generally known to the public by publication or by means other than a breach of a duty by the Receiving Party;
(b) is otherwise known by the Receiving Party at the time of disclosure by the other party; (c) otherwise becomes available to the Receiving Party from a third party not in breach of confidentiality obligations to the other party; or (d) is developed by or for the Receiving Party independent of any disclosure from the other party. The Receiving Party also shall be permitted to make disclosures of Information which are reasonably necessary in connection with a possible grant of a permitted sublicense by the Receiving Party or in due diligence related to a possible acquisition, merger, consolidation, substantial asset transfer or similar transaction of the Receiving Party, provided that the recipient is bound to the Receiving Party by confidentiality obligations with respect to the Information no less restrictive than those contained herein. Nothing herein shall prevent the Receiving Party from making such disclosures of Information as are reasonably required by law, regulation (including 37 C.F.R. Section 1.56), or order of any court or governmental agency; provided that the Receiving Party has provided reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure.

     8.3 RETURN OF INFORMATION. Upon termination of this Agreement for any reason, the Receiving Party shall return, or at the option of the disclosing party, certify destruction of, all Information and copies thereof; provided that the Receiving Party may retain one copy thereof in its law department files solely for evidentiary and regulatory purposes.

     8.4 DISCLOSURE OF AGREEMENTS AND TERMS. Either party may disclose the terms of this Agreement.

                                    ARTICLE 9
                                    INDEMNITY

     9.1 ROCHE INDEMNITY. ROCHE shall indemnify, defend and hold harmless CHIRON and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, asserted by a third party, arising from, relating to, or otherwise in respect of, (a) the manufacture, use or sale of CHIRON Licensed Products, or (b) any breach by ROCHE or its Affiliates of any representation, warranty or covenant under this Agreement; provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of CHIRON or its Affiliates.

     9.2 CHIRON INDEMNITY. CHIRON shall indemnify, defend and hold harmless ROCHE and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, asserted by a third party, arising from, relating to, or otherwise in respect of, any breach by CHIRON or its Affiliates of any representation, warranty or covenant under this Agreement; provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of ROCHE or its Affiliates.

     9.3 INDEMNIFICATION PROCEDURES. In the event either party claims indemnification pursuant to this Article 9, the indemnified party shall promptly notify the indemnifying party in writing upon becoming aware of any claim to which such indemnification may apply. Delay in providing such notice shall constitute a waiver of the indemnifying party's indemnity obligations hereunder only if the indemnifying party's ability to defend such claim is materially impaired thereby. The indemnifying party shall have the right to assume and solely control the defense of the claim at its own expense. If the right to assume and solely control the defense is exercised, the indemnified party shall have the right to participate in, but not to control, such defense at its own expense, and the indemnifying party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by the indemnified party after the assumption of the defense by the indemnifying party. If the indemnifying party does not assume the defense of the claim, the indemnified party may defend the claim at the indemnifying party's expense. The indemnified party shall not settle or compromise the claim without the prior written consent of the indemnifying party, and the indemnifying party shall not settle or compromise the claim in any manner which would have an adverse effect on the indemnified party without the consent of the indemnified party, which consent, in each case, shall not be unreasonably withheld. The indemnified party shall reasonably cooperate with the indemnifying party and shall make available to the indemnifying party all pertinent information under the control of the indemnified party, all at the expense of the indemnifying party.

     9.4 SUNSET. The provisions of Sections 9.1 and 9.2 shall continue in effect on a claim-by-claim basis, after the termination of this Agreement, only until the expiration of the last to expire statute of limitations applicable to such claim.

     9.5 LIMITATION OF LIABILITY. Neither party shall be liable to the other for any consequential, special, indirect or exemplary damages or for the loss of profits arising from the performance or nonperformance of this Agreement or any acts or omissions associated herewith.

                                   ARTICLE 10
                         ALTERNATIVE DISPUTE RESOLUTION

     The parties recognize that BONA-FIDE disputes may from time to time arise which relate to any aspect of this Agreement, including, without limitation, any of the parties' rights and/or obligations hereunder, and including, without limitation, disputes relating to the interpretation, form, validity, performance and/or termination of this Agreement or relating to infringement, scope, claims construction, or (without limiting the effect of Section 7.2(b)) validity or enforceability of the Licensed Patents. In the event of the occurrence of any dispute, a party may, by notice to the other party, have such dispute referred to their respective employees designated below or their successors, for attempted resolution by good faith negotiations within ninety (90) days after such notice is received. Said designated officers are as follows:

      For ROCHE:
      PRESIDENT
      ROCHE MOLECULAR SYSTEMS, INC.



      For CHIRON:
      PRESIDENT

      BLOOD TESTING

     In the event the designated officers, after such good faith negotiations, are not able to resolve such dispute within such ninety (90) day period, or any agreed extension thereof, a party may invoke the provisions for binding ADR as set forth in Paragraph 9 of the Settlement Agreement. Neither party shall seek recourse against the other hereunder in any court or other forum, except as permitted by Paragraph 9 of the Settlement Agreement or as may be necessary to enforce a determination made in ADR pursuant to this Article 10 and Paragraph 9 of the Settlement Agreement.

                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 ASSIGNMENT.

          (a) ROCHE and its Affiliates may not assign or transfer any rights under this Agreement without the prior written consent of CHIRON, except to an ROCHE Affiliate, and then only for so long as the assignee remains an ROCHE Affiliate, or as part of the sale or transfer of all or substantially all of ROCHE's and all of its Affiliates' assets and businesses to which this Agreement relates. In the case of a permitted assignment or transfer, the performance of the assignee shall be guaranteed by ROCHE.

          (b) CHIRON and its Affiliates may not assign or transfer any rights under this Agreement without the prior written consent of ROCHE, except to a CHIRON Affiliate, and then only for so long as the assignee remains a CHIRON Affiliate, or as part of the sale or transfer of all or substantially all of CHIRON's and all of its Affiliates' assets and businesses to which this Agreement relates. In the case of a permitted assignment or transfer, the performance of the assignee shall be guaranteed by CHIRON.

     11.2 FORCE MAJEURE. A party hereto shall not be liable for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such party's performance hereunder, to the extent that such default or delay is caused by events beyond such party's reasonable control including, but not limited to: acts of God; regulation, law or action of any government or agency thereof; war or insurrection; civil commotion; labor disturbances; epidemic; or failure of suppliers, public utilities or common carriers. Each party shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

     11.3 SEVERABILITY. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or over the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, in such jurisdiction; elsewhere, this Agreement shall not be affected.

     11.4 ENTIRE AGREEMENT. This Agreement together with the Exhibits, Attachments and Schedules constitutes the entire agreement among the parties relating to the subject matter of this Agreement. There are no other understandings, representations or warranties of any kind.

     11.5 AMENDMENT. This Agreement shall not be altered, extended or modified except by written agreement of the parties.

     11.6 WAIVER. Failure by a party hereunder to enforce any right under this Agreement shall not be construed as a waiver of such right or any other rights under this Agreement; nor shall a waiver by a party hereunder in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

     11.7 COSTS. Each of the parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

     11.8 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument. Facsimile copies of signatures for a party shall be deemed to be originals for purposes of execution of the Agreement and for determining the Effective Date.

     11.9 NOTICES.

          (a) Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by first class mail, or express or air mail or other postal service, or by certified mail, return receipt requested.

          (b) Any notice required by this Agreement shall be forwarded to the respective addresses and marked for the attention of the persons set forth below unless such addresses subsequently change by written notice to the other party:

ROCHE:      F. Hoffmann-La Roche Ltd.
            Grenzacherstrasse 124
            Basel
            Bale 4002
            Switzerland
            Attn.: Head of Diagnostics Division

Copy to:    General Counsel
            Roche Molecular systems, Inc.
            1145 Atlantic Avenue
            Alameda, CA  94501

CHIRON:     Chiron Corporation
            4560 Horton Street
            Emeryville, California 94608
            Attn.: President, Blood Testing

Copy to:    General Counsel
            Chiron Corporation
            4560 Horton Street
            Emeryville, CA 94608

          (c) Any such notice or other document shall be deemed to have been effective when received by the addressee. To prove the giving of a notice or other document it shall be sufficient to show that it was received.

     11.10 GOVERNING LAW. All matters affecting the interpretation, form, validity, performance and termination of this Agreement shall be decided and interpreted under the laws of the State of New York, excluding any choice of law rules which may direct application of the laws of any other jurisdiction.

     11.11 RELATIONSHIP OF THE PARTIES. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers or agents of the other. Neither party or its Affiliates has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other party or its Affiliates.

     11.12 HEADINGS. The headings of the Articles and Sections in this Agreement have been inserted for convenience only and do not constitute part of this Agreement.

     11.13 NO TRADEMARK RIGHTS. No right, express or implied, is granted by this Agreement to either party to use in any manner the name, trade name or trademark of the other party in connection with the performance of this Agreement.

     11.14 NO IMPLIED LICENSES. No license, express or implied, is granted by this Agreement to either party, other than the license granted under Section 2.1.

                                   ARTICLE 12
                     FIELD RESTRICTIONS AND OTHER COVENANTS

     12.1 ROCHE COVENANT REGARDING THE FIELD AND THE TRANSPLANTATION FIELD.

     (a) ROCHE and its Affiliates shall not label or promote any CHIRON Licensed Product labeled or promoted for use in Blood Screening in any respect for use in the Field or the Transplantation Field and ROCHE shall use commercially reasonable efforts to prevent its Authorized Distributors from labeling or promoting any CHIRON Licensed Products labeled or promoted for use in Blood Screening in any respect for use in the Field or the Transplantation Field.

     (b) Further, ROCHE and its Affiliates and Authorized Distributors shall include on or with each CHIRON Licensed Product labeled or promoted for use in Blood Screening a statement to the effect that the CHIRON Licensed Product is not for use for testing in the Field or the Transplantation Field, using language to be determined by ROCHE and approved in advance in writing by CHIRON, which approval shall not be unreasonably withheld. The location of such notice shall be the product insert of such CHIRON Licensed Products or such other reasonably prominent location to be determined by ROCHE.

     (c) In the event that ROCHE or CHIRON becomes aware of any material use in the Field or the Transplantation Field, of CHIRON Licensed Products labeled or promoted for use in Blood Screening, such party will promptly notify the other in writing of the relevant facts and, if so requested by CHIRON, ROCHE will (i) meet and confer with CHIRON in good faith to determine what steps either or both should take to abate such infringing use and (ii) notify in writing any of its customers that engages in such infringing use that use of the relevant CHIRON Licensed Product in the Field or the Transplantation Field may infringe one or more of the CHIRON Licensed Patents.

     (d) Nothing in this Section 12.1 shall apply to any product to the extent that ROCHE's activity and that of its Affiliates with respect to such product is either for or through an entity licensed in the Field or the Transportation Field under the CHIRON Licensed Patents.

     12.2 ROCHE COVENANT REGARDING PRODUCT LABELING. ROCHE and its Affiliates shall use their commercially reasonable efforts to include on or with each CHIRON Licensed Product a statement as to the number of Units contained within each such CHIRON Licensed Product, using such language to be determined by ROCHE and approved in advance in writing by CHIRON, with approval shall not be unreasonably withheld. The location of such statement shall be product insert of such CHIRON Licensed Products or such other reasonably prominent location to be determined by ROCHE.

     12.3 PATENT MARKING. ROCHE and its Affiliates shall use their commercially reasonable efforts to include a patent notice on each CHIRON Licensed Product to identify those of the CHIRON Licensed Patents which such CHIRON Licensed Product, but for the licenses granted herein, would infringe one or more Valid Claims (or for which royalties are being paid); provided, however, identification of CHIRON Licensed Patents on a CHIRON Licensed Product shall in no way be deemed to be an admission by ROCHE or its Affiliates, or raise a presumption, that such CHIRON Licensed Product is in fact covered by such CHIRON Licensed Patent.


                                   ARTICLE 13
                          EUROPEAN COMMUNITY PROVISIONS

     13.1 COMPETITION NOTIFICATION. If either party (the "Notifying Party") elects to file a notification with respect to this Agreement (a "Notification") with the Competition Directorate of Commission of European Community (the "Commission") in accordance with regulations established by the Commission, the Notifying Party shall provide a non-confidential version of the final draft to the other party for comment at least thirty (30) days before making the filing and shall consider in good faith the modification thereto, if any, that the other party may propose. The other party shall execute all documents reasonably required by the Notifying Party and shall otherwise reasonably cooperate in connection with the Notification. The Notifying Party shall bear all costs incurred by it relating to the Notification.

     13.2 REFORMATION. If, at any time during the Term, either party receives a request or other communication from the Commission with respect to the Notification (a "Request"), such party shall promptly inform the other of the nature of the Request. In the event that the Commission indicates in a Statement of Objection(s) that this Agreement will violate the provisions of Article 81 or 82 of the Treaty of Rome, then the parties shall amend this Agreement by making those minimal modifications necessary to satisfy the concerns of the Commission as set forth in the Statement of Objection(s). Notwithstanding the foregoing, the parties agree that ROCHE shall retain substantially the same license rights at substantially the same royalties as specified under this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by duly authorized officers of CHIRON and ROCHE as of the Effective Date.

CHIRON CORPORATION

By:     /s/ SEAN P. LANCE
        -----------------------------------
        Sean P. Lance

Title:  Chairman and Chief Executive Officer

Date:   October 10, 2000


F. HOFFMANN-LA ROCHE LTD

By:    /s/ HEINO VON PRONDZYNSKI
       ------------------------------------

Title: Head of Diagnostics

Date:  10/10/2000


By:    /s/ S. SCHWAN
       ------------------------------------

Title: Head of Diagnostics Finance

Date:  10/10/2000


ROCHE MOLECULAR SYSTEMS, INC.

By:    /s/ KATHY ORDONEZ
       ------------------------------------

Title: President & CEO, Roche Molecular Systems, Inc.

Date:  October 10, 2000

                                       EXHIBIT A
                                       ---------
                                COMPENSATION TO CHIRON
                                ----------------------

1.     EARNED ROYALTY.

       In consideration of the license granted pursuant to Section 2.1, ROCHE shall pay earned royalties per Unit Shipped, calculated for each category of CHIRON Licensed Product (a "Product Category") as follows (the "Earned Royalty"):

Existing Agreements                     Per Unit Shipped
-------------------                     ----------------

HCV Qualitative Assay:                    $0.85
HIV Qualitative Assay:                     0.25

Existing Offers                         Per Unit Shipped
-------------------                     ----------------

HCV Qualitative Assay:                    $1.50
HIV Qualitative Assay:                     0.25

Notwithstanding the above, the Earned Royalty rates per Unit Shipped to Existing Customers located in Japan for HCV Qualitative Assay shall be $0.65, and to Existing Customers located in any jurisdiction other than Japan under Existing Agreements shall be $0.85, only until December 31, 2001. The Earned Royalty rate shall be $1.75 in all such cases for Units Shipped after December 31, 2001 through December 31, 2002. After December 31, 2002, the Earned Royalty rate shall be $2.50 in all such cases. However, such increased Earned Royalty rates after December 31, 2001 and December 31, 2002 shall apply to Existing Customers located in the United States, Canada or Japan only if (a) in the United States or Canada, CHIRON has received regulatory approval to offer and sell products, or in Japan, CHIRON has submitted an application for, and is diligently pursuing, regulatory approval to offer and sell Products in such jurisdiction and (b) CHIRON has affirmed to ROCHE in writing its ability and willingness to meet the requirements of the Existing Customers in such jurisdiction.

Notwithstanding anything to the contrary in the Agreement or this Exhibit A, Earned Royalties shall be paid on Products Shipped in Blood Screening after the Effective Date in the United States under investigational new drug (IND) status and, similarly, on Products Shipped in any other jurisdiction for investigational or other pre-licensure use.

Earned Royalties shall be payable quarterly commencing with the Calendar Quarter commencing on January 1, 2001, within sixty (60) days following the end of each Calendar Quarter. Such payment shall be accompanied by a report pursuant to Article 4.

Earned Royalties are nonrefundable and fully earned when paid.

Earned Royalties with respect to Products sold or Shipped from the Effective Date to December 31, 2000, have been pre-paid pursuant to the HCV Agreement up to a maximum of $3,000,000. To the extent that Earned Royalties otherwise payable with respect to that period exceed $3,000,000, the excess shall be paid with the royalty report due for the Calendar Quarter commencing
January 1, 2001.

2. SINGLE ROYALTY PER CHIRON LICENSED PRODUCT. Only one payment of Earned Royalty shall be due with respect to any Unit of CHIRON Licensed Product Shipped, irrespective of the number of patents or Valid Claims in the CHIRON Licensed Patents covering such CHIRON Licensed Product.

3. DISPUTE RESOLUTION. Any dispute between CHIRON and ROCHE regarding whether any adjustment to or credits against Earned Royalties under this Exhibit A is appropriate, and which the parties fail to resolve themselves, may only be resolved by resort to the ADR provisions of Article 10. Until such dispute is resolved, ROCHE shall pay CHIRON the Earned Royalty provided for herein without benefit of the applicable disputed adjustment on the condition that CHIRON shall repay ROCHE the amounts of such disputed payments if ROCHE prevails in the ADR, plus interest at the rate described in Section 4.8.

                            EXHIBIT B - BLOOD SCREENING
                                    PAGE 1 OF 4

                                CHIRON HCV PATENTS

                               FOUNDATIONAL PATENTS

                       [**CONFIDENTIAL TREATMENT REQUESTED**]

                            EXHIBIT B - BLOOD SCREENING
                                    PAGE 2 OF 4


                              NON-FOUNDATIONAL PATENTS
                       [**CONFIDENTIAL TREATMENT REQUESTED**]

                            EXHIBIT B - BLOOD SCREENING
                                    PAGE 3 OF 4

                            EXHIBIT B - BLOOD SCREENING
                                    PAGE 4 OF 4

                                CHIRON HIV PATENTS

                               FOUNDATIONAL PATENTS

                       [**CONFIDENTIAL TREATMENT REQUESTED**]

                              NON-FOUNDATIONAL PATENTS

                       [**CONFIDENTIAL TREATMENT REQUESTED**]

                                     EXHIBIT C

                                 BLOOD SCREENING

                                  FORM OF REPORT




                          [To Be Agreed To By The Parties.]

                                   Exhibit D

                                Blood Screening

                           Chiron Licensed Products

PRODUCT CODES, BS KITS:



DESCRIPTION                          SAP/PART NO.
-------------------------------------------------


CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED     CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED     CONFIDENTIAL TREATMENT REQUESTED



CONFIDENTIAL TREATMENT REQUESTED     CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED*
CONFIDENTIAL TREATMENT REQUESTED     CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED     CONFIDENTIAL TREATMENT REQUESTED








*CONFIDENTIAL TREATMENT REQUESTED.

                                    EXHIBIT E

                             Schedule of Countries


                      Schedule 1              Denmark
                                              Finland
                                              France
                                              Germany
                                              Italy
                                              Japan
                                              The Netherlands
                                              Norway
                                              Sweden
                                              Thailand
                                              Turkey

                      Schedule 2              Austria
                                              Ireland
                                              Spain
                                              New Zealand